Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

October 23, 2014

Mr. Bruce Crawford
Nanometrics, Inc.
1550 Buckeye Drive
Milpitas, CA 95035

Dear Bruce:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Nanometrics, Inc. (the “Company”) is offering to you.

1.	SEPARATION DATE. Unless your employment is terminated by either you or the Company pursuant to Section 2(c) below, your employment termination date will be December 26, 2014 (the “Separation Date.”)
2.     TRANSITION PERIOD.
a.    Duties. Between now and the Separation Date (the “Transition Period”), you will remain in your current role, on a regular full-time schedule, and will continue to perform your regular duties. The Company may change your duties prior to the Separation Date. Specifically, you may be assigned special projects by the Chief Executive Officer (“CEO”) and continue to report to the CEO. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under the Nanometrics Employee Patent and Confidentiality Agreement).
b.    Compensation/Benefits.
(i)    Salary. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In the event that the Company hires a replacement prior to the Separation Date, your compensation will be reduced commensurate with the time and responsibilities required to complete the special projects assigned by the CEO.
(ii)    Equity. Your equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity agreements.
(iii)    Bonus. You agree that you will not be eligible to earn a 2014 Executive Performance Bonus, in full or part. Instead, your eligibility for a bonus for 2014 will governed solely by Section 3.b. below.
(iv)    Health Coverage. You will remain eligible to participate in the Company’s health care plan and Executive Health Care Reimbursement plan until the Separation Date.
c.    Termination. During the Transition Period, you are entitled to resign your employment for any reason. Additionally, during the Transition Period, the Company is entitled to terminate your employment with or without Cause subject to the terms of the Amended and Restated Executive

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Severance Agreement between you and the company dated February 23, 2010 (the “Severance Agreement”).
d.    Acknowledgement. You agree that nothing in this Agreement, including but not limited to the Severance Payment (as defined herein), Transition Bonus (as defined herein) and any contemplated changes in your duties and/or compensation, shall constitute “Good Reason” as that term is used and defined in the Severance Agreement.
e.    Consulting. On or before December 26, 2014, you and the Company agree to enter into a post-employment consulting agreement, attached hereto as Exhibit A, which will extend from December 26, 2015 through March 31, 2015.

3.    SEPARATION BENEFITS. Subject to the terms and conditions set forth in Section 2, and if you sign the Separation Date Release attached hereto as Exhibit B on the Separation Date, and allow that release to become effective, then the Company will provide you with the following Severance Benefits:
a.    Severance Payment. A lump-sum severance payment to you in an amount equal to One Hundred Fifty-six Thousand Dollars ($156,000), less applicable withholdings (the “Severance Payment”), to be paid on or before the thirtieth (30th) day following the Separation Date.
b.    Transition Bonus. In lieu of a 2014 Executive Performance Bonus, you will be eligible to receive a discretionary transition bonus of up to One Hundred Thousand Dollars ($100,000), less applicable withholdings (the “Transition Bonus”) based upon your achievement and progress towards the goals and objectives related to achieving certain Annual Operating Plan targets and providing operational and organizational transition support, as recommended by the CEO and approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Your achievement and progress towards these goals and objectives will be measured and determined by based upon the recommendation of the CEO and determined by the Compensation Committee in their sole discretion. In the event your duties change during the Transition Period, achievement of the goals will be measured based on progress made up to the time of change. You will remain eligible to receive 100% of the Transition Bonus. Whether you receive the Transition Bonus, and the actual amount of the Transition Bonus (if any), shall be determined by the Compensation Committee, based upon the recommendation of the CEO. Any such Transition Bonus will be paid to you on or before the thirtieth (30th) day following the Separation Date.

4.    No Other Compensation or Benefits. You acknowledge that on the Separation Date, the Severance Agreement shall be extinguished.

5.    EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.    RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records,

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

7.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Nanometrics Employee Patent and Confidentiality Agreement.

8.    NONDISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.    COMPLIANCE WITH SECTION 409A. This Agreement shall be interpreted to the greatest extent possible in a manner to be exempt from Section 409A of the Internal Revenue Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if any benefit provided hereunder constitutes “deferred compensation” under Section 409A of the Code, or if you are a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of your “separation from service” or, if earlier, the date of your death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

10.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.    MISCELLANEOUS. This Agreement, including all Exhibits, and the Severance Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part,

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.
Sincerely,

By:
Dr. Timothy J. Stultz, Ph.D.

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

Bruce Crawford            Date

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is made by and between NANOMETRICS, INC. (“Client”) and BRUCE CRAWFORD (“Consultant”) (together, the “Parties”), and is effective as of the date signed below by the Parties (the “Effective Date”).

1.        Engagement of Services. Consultant shall serve as an independent contractor for Client and will perform the following services: (a) transition executive level duties; and (b) provide a response within twenty-four (24) hours to business-related questions or inquiries from the Client (the “Services”). The Parties anticipate that such Services will take up to, but will not exceed, twenty (20) hours per week.
2.        Compensation. Client will compensate Consultant at the rate of $75 per hour for the Services. Any business expenses must be approved in advance in writing by Client. Consultant shall invoice Client monthly for services and expenses and shall provide reasonable receipts or other documentation of expenses as Client might request, including copies of time records. Payment shall be due thirty (30) days from receipt of invoice. Client will be invoiced on the first day of the each month for services rendered and expenses incurred during the previous month.
3.        Ownership of Work Product. Consultant hereby assigns to Client all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Consulting Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably designates and appoints Client and its duly authorized officers and agents as Consultant’s agent attorney-in-fact for the purpose of executing and filing such documents on Consultant’s behalf, and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Consultant, which appointment is coupled with an interest.
4.        Artist’s and Moral Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to Client an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.        Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Section 3, and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims,

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.        Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Client unless specifically requested or authorized in writing to do so by a Client officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Consulting Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Consulting Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
7.        Confidential Information. Consultant agrees to hold Client’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Consulting Agreement shall mean all information disclosed by Client to Consultant that is not generally known in the Client’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, or know-how; (c) information regarding plans for research, development, new offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the Parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Client; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Client; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by Client; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Client; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Client; or (f) was communicated by Client to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client are the sole and exclusive property of Client or its suppliers or customers. Upon request by Client,

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information.
8.        No Conflict of Interest. During the term of this Consulting Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Client, under this Consulting Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Consulting Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
9.        Continued Stock Vesting. Client and Consultant agree that the performance of Services under this Consulting Agreement constitute continued service to the Client as contemplated by Consultant’s equity agreements and plan documents. For avoidance of any doubt, Client and Consultant acknowledge and agree that the vesting of any stock options or Restricted Stock Units previously granted to Consultant during the term of his employment with Client will continue through and until the termination of this Consulting Agreement under the existing terms and conditions set forth in the governing stock option agreements and plan documents.
10.        Term and Termination.
10.1        Term. The initial term of this Consulting Agreement is from the Effective Date through March 31, 2015, unless extended by mutual agreement of authorized representatives of the Parties in writing, or unless earlier terminated as provided in this Consulting Agreement.
10.2        Termination by Client. Client may terminate this Consulting Agreement immediately upon Consultant’s material breach of this Consulting Agreement. After March 31, 2015, if the parties agree to extend the Consulting Agreement, Client may terminate this Consulting Agreement, with or without Cause, at any time upon fifteen (15) days prior written notice to Consultant.
10.3        Termination by Consultant. Consultant may terminate this Consulting Agreement, with or without cause, at any time upon fifteen (15) days prior written notice to Client.
10.4        Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Artist’s and Moral Rights”), 5 (“Representations and Warranties”), 7 (“Confidential Information”) and 11 (“Nonsolicitation”) will survive any termination or expiration of this Consulting Agreement.
11.        Nonsolicitation. During this Consulting Agreement, and for a period of one year immediately following its termination, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Client.
12.        Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Consulting Agreement without Client’s prior written consent. Subject to the foregoing, this Consulting Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.
13.        Notices. Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Consultant shall be sent to the addresses set forth below or such other address as Consultant shall specify in writing.
14.        Governing Law. This Consulting Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
15.        Severability. Should any provisions of this Consulting Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.
16.        Waiver. The waiver by Client of a breach of any provision of this Consulting Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
17.        Injunctive Relief for Breach. Consultant’s obligations under this Consulting Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
18.        Entire Agreement. This Consulting Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Consulting Agreement will govern all services undertaken by Consultant for Client. This Consulting Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the last date below.

NANOMETRICS, INC. (CLIENT)

/s/ Timothy J. Stultz	Date: 10/28/2014
Dr. Timothy J. Stultz
Chief Executive Officer

BRUCE CRAWFORD (CONSULTANT)

/s/ Bruce Crawford	Date: 10/28/2014
Bruce Crawford
Consultant

Address: ____________________________

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

EXHIBIT B

SEPARATION DATE RELEASE
(TO BE SIGNED ON THE SEPARATION DATE)

In exchange for the severance benefits to be provided to me by Nanometrics, Inc. (the “Company”) pursuant to the separation agreement between the Company and me (the “Separation Agreement”), I hereby provide the following Separation Date Release.
In exchange for the consideration to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Separation Date Release.
This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that cannot be waived as a matter of law; or (c) any claims arising from the breach of this Separation Date Release. In addition, nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company’s Chief Executive Officer); and (e)

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release.
In granting the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Separation Date Release.
I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Bruce Crawford
Date: